Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS

White Star Petroleum, LLC

As of December 31, 2018 and 2017 and for the years then ended

(with Independent Auditors’ Report therein)

Index to Consolidated Financial Statements

Index...............................................................................................................................................................	1

Report of Independent Auditors.......................................................................................................................	2

Consolidated Balance Sheets.........................................................................................................................	4

Consolidated Statements of Operations...........................................................................................................	5

Consolidated Statements of Member’s Equity (Deficit).....................................................................................	6

Consolidated Statements of Cash Flows.........................................................................................................	7

Notes to Consolidated Financial Statements...................................................................................................	8

Independent Auditors’ Report

The Board of Managers
White Star Petroleum, LLC:

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of White Star Petroleum, LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of earnings, changes in members’ equity (deficit), and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of White Star Petroleum, LLC and its subsidiaries as of December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

Emphasis of Matter

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company did not expect to remain in compliance with all of its financial and indebtedness covenants over the next 12 months, which would trigger an event of default to occur under its Revolving Credit Facility and its Term Loan, potentially accelerating repayment of those loans. Management has stated that substantial doubt exists about the Company's ability to continue as a going concern. Management's evaluation of the events and conditions management's plans regarding these matters are also described in notes 1 and 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Other Matter

Our audit was conducted for the purpose of forming an opinion on the basic financial statements as a whole. The supplementary oil and gas information included in note 15 to the consolidated financial statements is presented for purposes of additional analysis and is not a required part of the basic consolidated financial statements. Such information has not been subjected to the auditing procedures applied in the audit of the basic financial statements, and accordingly, we do not express an opinion or provide any assurance on it.

Oklahoma City, Oklahoma
December 17, 2019

White Star Petroleum, LLC

Consolidated Balance Sheets

(In thousands)	December 31, 2018	December 31, 2017
ASSETS
Current assets
Cash and cash equivalents	$—	$—
Accounts receivable – oil, natural gas and NGL sales	23,712	26,885
Accounts receivable, net – joint interest and other	10,720	10,373
Materials and supplies	1,792	1,717
Derivative assets	22,571	34
Prepaid expenses and other	4,651	3,786
Total current assets	63,446	42,795

Oil and natural gas properties, based on successful efforts method of accounting
Proved properties	1,233,334	1,119,448
Unproved properties	130,014	137,294
Total oil and natural gas properties	1,363,348	1,256,742
Less: accumulated depreciation, depletion and amortization	(1,108,250)	(595,345)
Total oil and natural gas properties, net	255,098	661,397
Other property and equipment, net	7,351	8,626
Deferred debt issuance costs, net	2,624	3,177
Other assets	227	2,673
Total assets	$328,746	$718,668
LIABILITIES AND MEMBER'S EQUITY (DEFICIT)
Current liabilities
Accounts payable	$75,564	$49,204
Revenues and royalties payable	40,780	40,197
Accrued liabilities and other	7,535	23,043
Derivative liabilities	30	12,059
Debt, net	306,284	—
Total current liabilities	430,193	124,503
Long-term liabilities
Long-term debt, net	—	210,618
Asset retirement obligations	15,016	13,123
Other long-term liabilities	4,897	5,346
Derivative liabilities	—	1,922
Total long-term liabilities	19,913	231,009
Commitments and contingencies (Note 12)
Member's equity (deficit)	(121,360)	363,156
Total liabilities and member's equity (deficit)	$328,746	$718,668

The accompanying notes to the consolidated financial statements are an integral part of these statements.

White Star Petroleum, LLC

Consolidated Statements of Operations

(In thousands)	Year Ended December 31, 2018	Year Ended December 31, 2017
Revenues and other
Oil, natural gas and NGL sales	$238,275	$177,045
Gain on derivative instruments	11,574	6,755
Gain on asset dispositions	—	7,467
Total revenues and other	249,849	191,267
Operating costs and expenses
Production expenses	60,411	49,626
Gathering, processing and transportation	34,744	39,608
Production taxes	11,467	4,831
Exploration and other operating costs	9,021	8,955
Depreciation, depletion and amortization	70,552	49,788
Property impairments	460,445	23,677
Loss on settlement of contract	53,527	—
General and administrative expenses	17,007	18,130
Total operating costs and expenses	717,174	194,615

Loss from operations	(467,325)	(3,348)

Other income (expense)
Interest expense	(19,301)	(10,807)
Other, net	2,110	617
Net loss	$(484,516)	$(13,538)

The accompanying notes to the consolidated financial statements are an integral part of these statements.

White Star Petroleum, LLC

Consolidated Statements of Member’s Equity (Deficit)

(In thousands)

Balance at December 31, 2016	$287,608
Equity consideration for acquisition	88,851
Repurchase of equity units	(71)
Member contributions - incentive units	306
Net loss	(13,538)
Balance at December 31, 2017	$363,156
Net loss	(484,516)
Balance at December 31, 2018	$(121,360)

The accompanying notes to the consolidated financial statements are an integral part of these statements.

White Star Petroleum, LLC

Consolidated Statements of Cash Flow

(In thousands)	Year Ended December 31, 2018	Year Ended December 31, 2017
Operating activities
Net loss	$(484,516)	$(13,538)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	70,552	49,788
Property impairments	460,445	23,677
Exploration costs - dry hole and other costs	5,827	—
Accrued minimum volume commitment	—	15,698
Deferred debt issuance costs amortization	1,500	1,251
Accretion of long-term debt	3,231	46
Incentive unit expense	—	306
Gain on disposition of assets	(372)	(7,467)
Gain on derivative instruments	(11,574)	(6,756)
Cash settlements on derivative instruments	(26,173)	(3,957)
Loss on settlement of contract	53,527	—
Loss on disposition of other property and equipment	—	570
Changes in assets and liabilities:
Accounts receivable	1,865	832
Materials and supplies, prepaid expenses and other	(1,458)	(181)
Accounts payable and accrued liabilities	12,496	(367)
Net cash provided by operating activities	85,350	59,902
Investing activities
Additions to oil and natural gas properties	(134,226)	(121,757)
Additions to other property and equipment	(366)	(2,223)
Acquisition of Lighthouse Oil & Gas LP, net of cash acquired	—	(18,487)
Acquisition of oil and natural gas properties	—	(24,811)
Deposit on divestiture	—	2,396
Proceeds from sale of assets	7,287	42,631
Net cash used in investing activities	(127,305)	(122,251)
Financing activities
Proceeds from debt instruments	266,700	293,100
Payment on debt instruments	(223,400)	(235,000)
Proceeds from sale-leaseback	—	4,890
Payment of financing costs	(1,194)	(474)
Payments on capital leases	(151)	(122)
Repurchase of equity	—	(71)
Net cash provided by financing activities	41,955	62,323
Net decrease in cash	—	(26)
Cash at beginning of period	—	26
Cash at end of period	$—	$—

The accompanying notes to the consolidated financial statements are an integral part of these statements.

White Star Petroleum, LLC

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

1. Basis of Presentation and Significant Accounting Policies

Description of the Company

White Star Petroleum, LLC (“White Star”, “we”, “us” or “our”) is an Oklahoma City, Oklahoma-based independent oil and natural gas company focused on the acquisition, development, exploration and production of oil, natural gas, and natural gas liquids (“NGL”) located in the Mid-Continent region of the United States.

Basis of Presentation and Consolidation

White Star is an Oklahoma limited liability company and is a wholly-owned direct subsidiary of White Star Petroleum Holdings, LLC (“White Star Holdings”). White Star Holdings is a Delaware limited liability company whose members include The Energy & Minerals Group (“EMG”) and other private equity investors (collectively, “the Sponsors”).

The accompanying consolidated financial statements include the accounts of White Star and our subsidiaries, all of which are 100% owned, after all significant intercompany accounts and transactions have been eliminated upon consolidation. These statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”).

Ability to Continue as a Going Concern

Based on our projections at year-end 2018, we did not expect to remain in compliance with all our financial and indebtedness covenants over the next 12 months and expected to have little or no availability on our Revolving Credit Facility during periods starting in 2019.  Falling out of compliance with our covenants would trigger an event of default to occur under our Revolving Credit Facility and our Term Loan, which would allow the banking syndicate of our Revolving Credit Facility and/or the Term Loan lender of our Term Loan (after complying with a standstill period) to accelerate repayment of their respective loans. The uncertainty associated with our ability to repay our debt if it were to prematurely come due and maintain adequate liquidity to repay our current liabilities as they came due raised substantial doubt about our ability to continue as a going concern as of year-end 2018.

We were actively exploring potential recapitalization options at year-end to increase our liquidity and obtain a more favorable covenant package and expected to execute a transaction in the first quarter of 2019; however, those efforts were ultimately unsuccessful.  Following a scheduled borrowing base redetermination, our borrowing base was reduced from $275 million at December 31, 2018 to $181 million on April 30, 2019.  The company did not have the ability to make the borrowing base deficiency payment of $94 million which became due at that time, precipitating an event of default under the Credit Facility.  Subsequently in May 2019, we also received default notices under our Term Loan and Senior Notes.   Consequently, the long-term debt related to the Senior Notes, Term Loan and Revolving Credit Facility are now current liabilities on the balance sheet.  In May 2019, we filed for Chapter 11 bankruptcy protection. See Note 2 – Chapter 11 Proceedings for additional information.

Use of Estimates

The preparation of the financial statements requires estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and related disclosure of contingent assets and liabilities. Actual results may differ from these estimates and assumptions used in the preparation of our financial statements.

Cash and Cash Equivalents

We consider investments in all highly liquid instruments with original maturities of three months or less at the date of purchase to be cash equivalents. We maintain cash in accounts that may not be federally insured beyond certain limits; however, we have not experienced any losses in such accounts and believe we are not exposed to any significant credit risk on such accounts.

Accounts Receivable

Our receivables are primarily from purchasers of our oil, natural gas, and NGL production as well as from joint interest owners who participate in the drilling, completion and operation of our oil and natural gas wells. Receivables are considered past due if full payment is not received by the contractual due date. Our allowance for doubtful accounts is determined by considering a number of factors, including the length of time accounts are past due, our history of losses, and the customer or working interest owner’s ability to pay. Specific past due accounts are generally written off against the allowance for doubtful accounts after all attempts to collect the

White Star Petroleum, LLC

Notes to Consolidated Financial Statements (continued)

December 31, 2018 and 2017

balance are exhausted. Many of our receivables are from joint interest owners of the properties we operate. As such, we may have the ability to withhold future revenue disbursements to recover any non-payment of joint interest billings. As of December 31, 2018 and 2017, White Star had an allowance for doubtful accounts of $3.1 million, which is included in accounts receivable, net - joint interest and other on the consolidated balance sheets.

Accounts Payable

Included in accounts payable at December 31, 2018 and 2017, are book over drafts of approximately $13.9 million and $12.3 million, respectively, representing the amount by which checks issued but not presented to our bank for collection exceeded balances in applicable bank accounts.

Concentration of Credit Risk

We are subject to credit risk resulting from the concentration of our oil, natural gas, and NGL receivables with several significant purchasers. For the year ended December 31, 2018, the majority of our oil, natural gas, and NGL sales were to two purchasers. Approximately 42% of our total oil, natural gas, and NGL sales were to Phillips 66 and approximately 21% were to Devon Energy. No other purchasers accounted for more than 10% of our sales for the year ended December 31, 2018. For the year ended December 31, 2017, the majority of our oil, natural gas and NGL sales were also to two purchasers. The percentage of total sales to Devon Energy was approximately 37% and to Phillips 66 was approximately 25%. No other purchasers accounted for more than 10% of our sales for the year ended December 31, 2017. We do not believe the loss of any single purchaser would materially impact our operating results, as oil, natural gas, and NGL are fungible products with well-established markets and numerous purchasers in our operating regions.

Oil and Natural Gas Properties

We use the successful efforts method of accounting for oil and natural gas properties, whereby costs incurred to acquire interests in properties, to drill and equip exploratory wells that find proved reserves and to drill and equip development wells, including direct internal labor, are capitalized. Exploration costs, such as most geological and geophysical costs, are expensed as incurred. Under the successful efforts method of accounting, we capitalize exploratory drilling costs, including capitalized interest, pending determination of whether a well has found proved reserves in economically producible quantities. If proved reserves are found by an exploratory well, the associated capitalized costs become part of proved oil and natural gas properties; however, if proved reserves are not found, the capitalized costs associated with the well, net of any salvage value, are charged to exploration expense. Maintenance and repairs are expensed as incurred, except for costs of replacements or renewals that expand capacity or improve production, which are capitalized.

Unproved properties primarily consist of costs to acquire undeveloped leasehold.  When successful wells are drilled on undeveloped leaseholds, unproved property costs are transferred to proved properties and depleted on a units-of-production basis. Approximately $4.6 million and $12.4 million in unproved oil and natural gas properties was transferred to proved oil and natural gas properties during the years ended December 31, 2018 and 2017, respectively.

Property Impairments

Proved oil and natural gas properties are reviewed for impairment on a field-by-field basis annually, or more frequently if events and circumstances indicate a possible decline in the recoverability of the carrying value of such field. The estimated future cash flows expected in connection with the field are compared to the carrying amount of the field to determine if the carrying amount is recoverable. If the carrying amount of the field exceeds its estimated undiscounted future cash flows, the carrying amount of the field is reduced to its estimated fair value. For the year ended December 31, 2018, we recorded impairments of $388.0 million associated with proved properties, which are presented in property impairments in the consolidated statements of operations. Impairment was recorded primarily due to inability to fund proved undeveloped properties and decline in commodity prices No impairment of proved oil and natural gas properties was recorded for the year ended December 31, 2017. We cannot predict whether impairment charges may be required in the future as prices of oil and natural gas properties have a significant role in determining future impairments.

Impairment losses for unproved properties are recognized by amortizing the portion of the properties’ costs which management estimates will not be transferred to proved properties over the lives of the leases based on drilling plans, available financing, experience of successful drilling and the average holding period. For the years ended December 31, 2018 and 2017, we recorded impairment charges of $72.5 million and $23.7 million, respectively, to property impairments in the consolidated statements of operations related to unproved properties.

White Star Petroleum, LLC

Notes to Consolidated Financial Statements (continued)

December 31, 2018 and 2017

Depreciation, Depletion and Amortization

Depreciation, depletion and amortization of capitalized drilling and development costs of producing oil and natural gas properties are computed using the unit-of-production method on a field basis based on total estimated proved developed oil and natural gas reserves. Costs of acquiring proved properties, including leasehold acquisition costs transferred from unproved properties, are depleted using the unit-of-production method based on total estimated proved developed and undeveloped reserves.

Other Property and Equipment

Other property and equipment is recorded at cost. Upon retirement or disposition of assets, the cost and related accumulated depreciation are removed from the consolidated balance sheet with the resulting gain or loss, if any, reflected in the statement of operations. Depreciation of other property and equipment, with the exception of land, is computed using the straight-line method over the estimated useful lives of the related assets. Depreciation expense for other property and equipment was approximately $1.5 million and $1.1 million for the years ended December 31, 2018 and 2017, respectively.

Asset Retirement Obligations

We recognize liabilities for obligations associated with the retirement of tangible long-lived assets that result from the acquisition and development of our oil and natural gas properties. We recognize the fair value of a retirement obligation in the period in which the obligation is incurred. For oil and natural gas properties, this is the period in which an oil or natural gas well is acquired or drilled. The liability is then accreted each period through charges to depreciation, depletion and amortization expense, until it is settled, or the well is sold, at which time the liability is removed. The related asset retirement cost is capitalized as part of the carrying amount of our oil and natural gas properties and expensed through depletion of the asset.

Capitalized Interest

Interest is capitalized on expenditures made in connection with exploration and development projects to the extent of borrowings. Interest is capitalized using a weighted average interest rate based on outstanding borrowings. During the years ended December 31, 2018 and 2017, approximately $0.5 million and $0.4 million of interest expense was capitalized, respectively.

Revenue Recognition

Revenue from the sale of oil, natural gas and NGL is recognized when title passes, net of royalty interests. The sales method of accounting for natural gas imbalances is used in those circumstances where under-production or over-production of ownership percentage in a property has occurred. Under this method, a receivable or payable is recognized only to the extent an imbalance cannot be recouped from the reserves in the underlying properties. At December 31, 2018 and December 31, 2017, we had no material imbalances. For the year ended December 31, 2018, our sales revenue  was derived 64% from oil, 17% from natural gas and 19% from NGL. For the year ended December 31, 2017, our sales revenue  was derived 61% from oil, 20% from natural gas and 19% from NGL.

Gathering, Processing and Transportation

We generally sell oil and natural gas under two common types of agreements, both of which include a transportation charge. One is a net-back arrangement, under which we sell oil or natural gas at the wellhead and collect a lower relative price to reflect transportation costs to be incurred by the purchaser. In this case, we record sales at the net-back price received from the purchaser. Alternatively, we sell oil or natural gas at a specific delivery point, pay our own transportation to a third-party carrier, and receive a price with no transportation deduction. In this case, we record the separate transportation cost as gathering, processing and transportation. On May 9, 2018, we amended our long-term natural gas gathering and processing contract with EnLink which required the delivery of annual minimum amounts of natural gas through 2023 from a portion of our acreage.  See Note 12. Commitments and Contingencies for further discussion of agreement amendments.

Fair Value of Financial Instruments

Our financial instruments consist primarily of cash, trade receivables, trade payables, long-term debt and derivatives. The carrying value of cash, trade receivables and trade payables are considered to be representative of their respective fair values due to the short-term maturity of those instruments. See Note 6. Debt and Note 8.  Fair Value Measurements for quantification of the fair value of our long-term debt and derivatives.

White Star Petroleum, LLC

Notes to Consolidated Financial Statements (continued)

December 31, 2018 and 2017

Derivatives

We routinely use derivative contracts to manage the impacts of commodity price fluctuations, protect returns on investments and provide more predictable cash flow. Such contracts are executed with counterparties that we believe to be of high credit quality.  Derivative instruments are required to be recorded on the consolidated balance sheet as either an asset or liability measured at fair value. Where we have the contractual right and intend to net settle, derivative assets and liabilities are reported on a net basis.

A change in a derivative’s fair value is required to be recognized in earnings unless specific hedge accounting criteria are met, or exemptions for normal purchases and normal sales exist. We have elected not to designate our derivative contracts as hedging instruments and, thus, recognize the change in our derivatives’ fair value in current earnings. We do not hold derivatives for speculative or trading purposes.

Long-Term Incentive Compensation

Long-term incentive compensation measurement is based on the grant date fair value of the award. Awards issued under these programs are recognized as either equity awards or liability awards based on their characteristics. Expense is recognized in the consolidated statements of operations as general and administrative expense over the requisite service period, net of estimated forfeitures. See Note 10. Incentive Units for further discussion of long-term incentive compensation.

General and Administrative

General and administrative expense is reported net of amounts reimbursed by working interest owners of our operated oil and natural gas properties and net of amounts capitalized pursuant to the successful efforts method of accounting.

Income Taxes

We are a single member limited liability company treated as a disregarded entity by White Star Holdings for income tax purposes. White Star Holdings is treated as a partnership for income tax purposes. As such, no income taxes are shown on the financial statements for the periods presented.

Recently Issued Accounting Standards Not Yet Adopted

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which established ASC Topic 606, Revenue from Contracts with Customers (ASC 606). The standard’s core principle is that an entity shall recognize revenue when promised goods or services are transferred to customers in an amount reflecting the consideration the entity expects to receive in exchange. Additionally, the standard requires expanded disclosures related to revenue recognition. The standard will be effective for private companies for annual periods beginning after December 15, 2018 and interim periods beginning after December 15, 2019. The standard allows for either full retrospective adoption, meaning the standard is applied to all periods presented in the financial statements, or modified retrospective adoption, meaning the standard is applied only to the most current period presented. We will adopt the standard on January 1, 2019 using the modified retrospective approach. We aggregated and reviewed our contracts that are within the scope of ASC 606. Based on our evaluation, we do not anticipate the adoption of ASC 606 to have a material impact on our consolidated balance sheet or related consolidated statements of operations, member’s equity or cash flows. Based on the disclosure requirements of ASC 606, upon adoption, we expect to provide expanded qualitative and quantitative disclosures relating to our revenue recognition policies.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU will supersede the lease requirements in Topic 840,  Leases. Its objective is to increase transparency and comparability among organizations. This ASU provides guidance requiring lessees to recognize a right-of-use asset and related liability on the balance sheet for the rights and obligations arising from leases with durations greater than 12 months. Lessor accounting does not significantly change from Topic 840, except for some changes made to align with ASC 606 Revenue from Contracts with Customers. This ASU is effective for private companies beginning January 1, 2020 and will be applied using a modified retrospective transition method, which requires applying the new guidance to leases that exist or are entered into after the beginning of the earliest period in the financial statements. Although early adoption is permitted, we do not plan to early adopt. We are evaluating the impact this ASU will have on our financial statements.

Other accounting standards that have been issued or proposed by the FASB, or other standards-setting bodies, that require adoption at a future date are not expected to have a material impact on our financial statements upon adoption.

White Star Petroleum, LLC

Notes to Consolidated Financial Statements (continued)

December 31, 2018 and 2017

2. Chapter 11 Proceedings

On May 24, 2019, an involuntary petition was filed against White Star Petroleum, LLC with the United States Bankruptcy Court for the Western District of Oklahoma (the “Involuntary Case”).  On May 28, 2019, White Star Holdings, LLC, White Star Petroleum, LLC, White Star Petroleum II, LLC, White Star Petroleum Operating, LLC and WSP Finance Corporation (the “Debtors”) filed with the United States Bankruptcy Court for the District of Delaware a voluntary petition for relief under the Bankruptcy Code (the “Voluntary Cases”). The Voluntary Cases were consolidated into the Involuntary Case with a petition date for White Star Petroleum, LLC of May 24, 2019, and for each of the other Debtors, May 28, 2019. The Debtors’ chapter 11 cases are jointly administered for procedural purposes only under the lead case caption in White Star Petroleum Holdings, LLC et al., Case No. 19-12521 (JDL). Prior to the sale of properties to Contango Oil & Gas Company that closed on November 1, 2019, the Debtors continued to operate their business and manage their properties as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. On June 10, 2019, the Office of the United States Trustee for the District of Delaware appointed an Official Committee of Unsecured Creditors pursuant to section 1102 of the Bankruptcy Code.

On May 28, 2019, we received $28.5 million in committed debtor-in-possession financing (“DIP Financing”) to pay the expenses of chapter 11 and provide supplemental liquidity. Our DIP Financing was provided by certain of our syndicate of Revolving Credit Facility lenders and contains covenants customary for facilities of its type and size.  It also provides the DIP Financing lenders with a superiority, priming lien on substantially all of the Company’s assets, subject to certain customary exclusions.

Subject to certain exceptions, under the Bankruptcy Code, the Debtors may assume, assign or reject certain executory contracts and unexpired leases subject to the approval of the Court and certain other conditions. Generally, the rejection of an executory contract or unexpired lease is treated as a pre-petition breach of such executory contract or unexpired lease and, subject to certain exceptions, relieves the Debtors of performing their future obligations under such executory contract or unexpired lease but entitles the contract counterparty or lessor to a pre-petition general unsecured claim for damages caused by such deemed breach. Counterparties to such rejected contracts or leases may assert unsecured claims in the Bankruptcy Court against the applicable Debtors’ estate for such damages. Generally, the assumption of an executory contract or unexpired lease requires the Debtors to cure existing monetary defaults under such executory contract or unexpired lease and provide adequate assurance of future performance. Accordingly, any description of an executory contract or unexpired lease with the Debtor in these financial statements, including where applicable a quantification of the Company’s obligations under any such executory contract or unexpired lease with the Debtor is qualified by any overriding rejection rights the Company has under the Bankruptcy Code. Further, nothing herein is or shall be deemed an admission with respect to any claim amounts or calculations arising from the rejection of any executory contract or unexpired lease and the Debtors expressly preserve all of their rights with respect thereto.

See Note 1 – Basis of Presentation and Significant Accounting Policies and Note 6 – Debt for further discussion.

3. Property Acquisitions

Lighthouse Oil and Gas

On March 14, 2017, we closed the acquisition of Lighthouse Oil and Gas LP and certain of its affiliates (“Acquired Companies”) for $107.5 million, after customary post-closing adjustments (“Lighthouse Acquisition”). White Star Holdings issued approximately 99.3 million Series B common units at $0.85 per unit ($84.4 million) in exchange for a portion of the equity in the Acquired Companies, which White Star Holdings then contributed to White Star. The remainder of the Lighthouse Acquisition was funded by White Star with approximately $18.5 million of borrowings under our Revolving Credit Facility, after customary post-closing adjustments. In addition, approximately 5.2 million Series B common units at $0.85 per unit ($4.4 million) and approximately $0.2 million in cash were held back at closing of the Lighthouse Acquisition and were distributed to the former equity holders of the Acquired Companies, less any post-closing adjustments, in June 2017. The Acquired Companies were portfolio companies of EMG, but were not controlled by EMG, with a portion of the Series B common units issued to an affiliate of EMG. Subsequent to closing, we consolidated the Acquired Companies into one entity named White Star Petroleum II, LLC. We now own 100% of the equity interests in White Star Petroleum II, LLC.

White Star Petroleum, LLC

Notes to Consolidated Financial Statements (continued)

December 31, 2018 and 2017

The Lighthouse Acquisition was accounted for as a business combination using the acquisition method of accounting. Accordingly, we allocated the purchase price of the acquired assets and liabilities assumed based on their fair value as of the acquisition date. The consolidated balance sheet as of December 31, 2017, includes the following purchase price allocation:

(In thousands)
Current assets, net	$968
Oil and Natural Gas Properties
Proved properties	66,933
Unproved properties	41,072
Other property and equipment	200
Asset retirement obligations	(1,629)
Total purchase price	$107,544

The fair value allocated to oil and natural gas properties and asset retirement obligations is based on inputs that are not observable in the market and therefore represent Level 3 inputs. We incurred approximately $1.0 million of acquisition costs related to the Lighthouse Acquisition, which are included in general and administrative expenses in the consolidated statements of operations.

Other

Throughout 2017, we closed on other transactions for proved properties totaling approximately $26 million, after customary closing adjustments, which increased our position in Alfalfa, Grant, Noble, Payne, Logan, and Garfield counties.  These acquisitions were funded with borrowings under our Revolving Credit Facility. There were no material acquisitions of oil and gas properties in 2018.

4.  Dispositions

In December 2018, we sold non-strategic properties located in Noble county to a third party for cash proceeds of $6.6 million, before customary closing adjustments, with no gain or loss recognized. The transaction included $1.6 million of seller financing to be paid over the next year. The sale included approximately 21,600 net acres of developed leasehold. The sale also included producing properties with production totaling approximately 437  boe/d. The disposed properties represented an immaterial portion of the Company’s proved reserves.

On May 9, 2018, we amended our long-term natural gas gathering and processing contract with EnLink Oklahoma Gas Processing, LP (“EnLink”). As part of this amendment, we conveyed to EnLink a one percent overriding royalty interest on EnLink gathered volumes from current and future wells on existing leases (“ORRI”). The relative fair value of the ORRI was approximately $3.8 million. See Note 6. Debt and Note 12. Commitments and Contingencies for additional information.

In November 2017, we sold non-strategic properties located in Payne, Noble and Pawnee counties to a third party for cash proceeds of $1.8 million, before customary closing adjustments, with no gain or loss recognized. The sale included approximately 20,000 net acres of developed leasehold. The sale also included producing properties with production totaling approximately 150 boe/d. The disposed properties represented an immaterial portion of the Company’s proved reserves.

In July 2017, we sold our interest in our midstream gathering system to 4 AM Midstream, LLC (“4 AM”) for $47.0 million, before customary closing adjustments, and recognized a $7.7 million gain on the sale. Approximately $5.3 million of the purchase price was placed into escrow at closing, $0.5 million of which was released to us in October 2017, and the remainder of which was released to us in 2018. In connection with the transaction, we entered into crude oil and natural gas gathering agreements with 4 AM covering a defined dedication area with a fixed-fee structure for a 20-year term.

White Star Petroleum, LLC

Notes to Consolidated Financial Statements (continued)

December 31, 2018 and 2017

5. Asset Retirement Obligations

The following table summarizes the changes in our future asset retirement obligations for the periods presented:

(In thousands)	December 31, 2018	December 31, 2017
Asset retirement obligations at beginning of period	$13,123	$9,735
Liabilities incurred	959	1,919
Liabilities assumed (1)	—	1,629
Dispositions and plugging costs (2)	(1,207)	(1,299)
Accretion expense	1,377	1,139
Revisions in estimated liabilities	764	—
Asset retirement obligations at end of period	$15,016	$13,123

(1)	In the first quarter of 2017, we closed the Lighthouse Acquisition. See Note 3. Acquisitions for additional information.
(2)

In the fourth quarters of 2018 and 2017, we divested certain non-core properties, which resulted in reductions of our estimated asset retirement obligations. See Note 4. Dispositions for additional information.

Our primary asset retirement obligations relate to future plugging and abandonment costs on our oil and natural gas properties, which are on based on the use of significant unobservable inputs (Level 3). Revisions in estimated liabilities during the periods presented relate primarily to changes in estimates of asset retirement costs.

6.  Debt

The carrying amount and fair value of our debt is as follows:

	December 31, 2018	December 31, 2017
(In thousands)	Carrying Value	Carrying Value	Fair Value
Senior Notes - 9% due September 15, 2022 (1)	$9,985	$9,918	$9,000
Term Loan (2)	52,299	—	—
Revolving Credit Facility (3)	244,000	200,700	200,700
Total value of debt	$306,284	$210,618	$209,700

Note: December 31, 2018 fair value of our debt is not included due to lack of available information.

(1)For the year ended December 31, 2018, the average effective interest rate of the Senior Notes is 10.0%.

(2)For the year ended December 31, 2018, the average effective interest rate of the Term Loan is 10.0%

(3)For the year ended December 31, 2018, the average effective interest rate of the Revolving Credit Facility is 5.6%

Senior Notes are considered Level 2 fair value instruments as their fair values are derived from quoted prices, but they are not actively traded in the market.

Senior Notes

The Senior Notes mature on September 15, 2022, with a principal amount of $10.3 million, and interest is payable at an annual rate of 9.0%, semi-annually in arrears on March 15 and September 15 of each year. For the years ended December 31, 2018 and 2017, we recorded approximately $0.9 million in interest expense for the Senior Notes each year. The discount on the Senior Notes is amortized to the maturity date of the notes using the effective interest method and recorded as interest expense in the consolidated statements of operations. The Company received a notice of default under the Senior Notes for failure to pay interest in May 2019.

Term Loan

On May 9, 2018 we entered into a five-year second lien Term Loan with EnLink as part of the amendment of our existing Gas Gathering and Processing Agreement (see Note 12. Commitments and Contingencies for further information on the amendment). The principal amount of the Term Loan is $58.0 million. The carrying amount of the Term Loan is $52.3 million, which is net of $5.4 million unamortized discount and $0.3 million unamortized debt issuance cost. Interest is payable on the Term Loan every quarter at an annual rate of 8.0%, beginning in the first quarter of 2020. The discount on the Term Loan is amortized over the five-year term using the

White Star Petroleum, LLC

Notes to Consolidated Financial Statements (continued)

December 31, 2018 and 2017

effective interest method and recorded as interest expense in the consolidated statements of operations. For the year ended December 31, 2018, we recorded approximately $3.2 million in interest expense on the Term Loan.

In November 2018, in conjunction with our Revolving Credit Facility borrowing base redetermination we amended our Term Loan such that the $19.5 million payment due March 31, 2019 is broken out into two payments and increased by $1.0 million, with $9.75 million due on April 1, 2019 and $10.75 million due on October 1, 2019. Additionally, each of the $2.75 million payments due September 30, 2020 and December 31, 2020 were increased to $4.0 million, and the March 30, 2023 payment was reduced from $9.5 million to $6.0 million.

In February 2019, in conjunction with our Revolving Credit Facility borrowing base redetermination, we amended our term Loan such that the $9.75 million due on April 1, 2019 was moved to May 15, 2019. The Company did not make the $9.75 million payment and received a notice of default under the Term Loan in May 2019.

Revolving Credit Facility

As of December 31, 2018, the Revolving Credit Facility had a borrowing base and total commitments of $275 million, matures on June 30, 2020, and is subject to scheduled semi-annual borrowing base redeterminations based on our oil and natural gas reserves as of June 30 and December 31. As of December 31, 2018, we had $244.0 million in outstanding borrowings under the Revolving Credit Facility excluding our letters of credit of approximately $1.6 million.

Interest under the Revolving Credit Facility was based on the prime rate or LIBOR plus a margin that varies based on the utilization of the facility. We incurred approximately $13.5 million and $8.2 million in interest expense for years ended December 31, 2018 and 2017, respectively, related to the Revolving Credit Facility.

In April 2018, our Revolving Credit Facility was amended to, among other things:

•

Adjusted financial covenant ratios retroactive to December 31, 2017 by removal of the Interest Coverage Ratio, increased the Net Leverage Ratio from a maximum of 3.50 to 1.00 to a maximum of 4.00 to 1.00, added a Fixed Charge Coverage Ratio at a minimum of 2.25 to 1.00, added a minimum liquidity covenant of not less than $15 million (commencing April 1, 2018 and thereafter) and modified the Current Ratio from a minimum of 1.00 to 1.00 to the following: (i) ending on or before March 31, 2018, minimum of 0.85 to 1.00, (ii) ending on June 30, 2018, minimum of 0.75 to 1.00, (iii) ending on September 30, 2018, minimum of 0.70 to 1.00, (iv) ending on December 31, 2018, minimum of 0.75 to 1.00, (v) ending March 31, 2019, minimum of 0.85 to 1.00, and (vi) ending on or after June 30, 2019, minimum of 1.00 to 1.00.

•	Facilitated the MVC restructuring transaction with EnLink described above.
•	In addition, upon the successful closing of the MVC restructuring transaction with EnLink described above, our borrowing base was reaffirmed at $285 million.

In November 2018, our Revolving Credit Facility was amended to, among other things:

•	Removed current ratio covenant through March 31, 2019. Beginning with the quarter ended June 30, 2019 the current ratio must be a minimum of 1.00 to 1.00.
•	Removed minimum liquidity covenant.
•	Reduced borrowing base and total commitments to $275 million, which was effectively a $5 million increase in liquidity when combined with the removal of the minimum liquidity covenant.
•	Supplemented the indebtedness covenant to permit us to incur up to $10 million of indebtedness in respect of accounts payable that are greater than 60 days past the applicable due date.
•	Beginning February 1, 2019, we were to be subject to monthly $5 million reductions in our borrowing base.

White Star Petroleum, LLC

Notes to Consolidated Financial Statements (continued)

December 31, 2018 and 2017

In November 2018, in conjunction with our Revolving Credit Facility borrowing base redetermination we amended our Term Loan such that the $19.5 million payment due March 31, 2019 is broken out into two payments and increased by $1.0 million, with $9.75 million due on April 1, 2019 and $10.75 million due on October 1, 2019. Additionally, each of the $2.75 million payments due September 30, 2020 and December 31, 2020 were increased to $4.0 million, and the March 30, 2023 payment was reduced from $9.5 million to $6.0 million.

As of December 31, 2018, our financial covenants were as follows (each as more specifically defined in the Revolving Credit Facility):

•	Current Ratio: not applicable through March 31, 2019.
•	Net Leverage Ratio: maximum of 4.00 to 1.00.
•	Fixed Charge Coverage Ratio: minimum of 2.25 to 1.00.

Subsequent to December 31, 2018, the Company entered into additional amendments of its Revolving Credit Facility and Term Loan. The January 31, 2019 Fifth Amendment of Revolving Credit Agreement provided for, among other things:

•

The $5 million February 1, 2019 decrease adjustment of the Borrowing Base, under the Borrowing Base Agreement, to be extended to the earlier of (i) February 28, 2019, or (ii) a default occurs under the terms of the Credit Agreement.

•

All deposit accounts, securities accounts, and commodities accounts, as defined, held or maintained on or after January 31, 2019, to be subject to a Control Agreement whereby a first priority perfected lien in favor of the Control Agent is in place.

•	Certain restrictions on the unwinding of Hedge Obligations.
•	Certain restrictions on the transfer of assets as part of the consideration for investment in a joint venture.
•	Certain restrictions on dispositions of oil and gas properties.
•	Certain restrictions on dispositions of equity interests of any restricted subsidiaries.
•	Stipulation that no later than February 8, 2019, the Company would retain investment bankers to assist in capital raise efforts.
•	Stipulation that weekly cash flow reports, as defined, would be delivered to the Administrative Agent commencing on February 7, 2019.

The February 27, 2019 Sixth Amendment of Revolving Credit Agreement and Second Amendment of Term Loan Credit Agreement provided for, among other things:

•	Rescheduling the deadline for delivering audited financial statements from March 31, 2019 to April 30, 2019.
•	Rescheduling the effective date of the March 2019 borrowing base redetermination to April 30, 2019 (assuming no event of Default before April 30, 2019).
•	Establishing the borrowing base amount to be $181 million on April 30, 2019.
•	Preventing the Company from making its Senior Notes interest payment due March 15, 2019; and, waiving the Event of Default that non-payment creates through April 30, 2019.
•	Rescheduling the Term Loan payment of $9.75 million from April 1, 2019 to May 15, 2019.

White Star Petroleum, LLC

Notes to Consolidated Financial Statements (continued)

December 31, 2018 and 2017

•	Imposing an additional 2% interest rate, which may be paid-in-kind, on outstanding borrowings until the refinancing is completed.
•	Placing limitations on the incurrence of indebtedness.
•	Charging an amendment fee of 20 basis points (0.02%) of the Lenders’ commitment as of the date of the amendment.

Further, the Sixth Amendment of Revolving Credit Agreement provided for, among other things:

•

Establishing certain capital raise milestones and stipulates that if any milestones are not achieved by the stated deadlines (absent written agreement of the lenders), an Investment Banker will commence a sale and marketing process of the Company on a timeline acceptable to the Administrative Agent and Majority Lenders.

•

Restrictions on drilling and completion capital expenditures relating to the three Blackburn wells and restrictions on drilling capital expenditures relating to the two Margaret wells (all five of these wells are in the STACK district).

•

Limitation on the aggregate amount of all future drilling and completion capital expenditures to $9.5 million. This $9.5 million is reduced by $1.4 million until prepayments from working interest partners on the two Margaret wells are received.

Regarding changes from the fifth amendment to the sixth amendment, as described above, the Borrowing Base Agreement entered into in connection with the Fifth Amendment to the Revolving Credit Agreement previously extended the $5 million borrowing base reduction, set to automatically occur on February 1, 2019, to February 28, 2019.  The Borrowing Base Agreement entered into in connection with the Sixth Amendment to the Revolving Credit Agreement eliminated all monthly $5 million borrowing base reductions until April 30, 2019 and provided that the borrowing base would be reduced to $181 million at that time.

See Note 1 – Basis of Presentation and Significant Accounting Policies and Note 2 – Chapter 11 Proceedings for further discussion.

7. Derivative Financial Instruments

We use derivative instruments to manage our exposure to commodity price risk. We record all derivative instruments at fair value within the accompanying consolidated balance sheets. The fair values of the derivative instruments are determined primarily based on inputs that are derived from observable data at commonly quoted intervals for the full term of the derivatives and are therefore considered Level 2 in the fair value hierarchy.

As of December 31, 2018 and December 31, 2017, our derivative instruments consisted of the following types of instruments:

•	Swaps: We receive a fixed price and pay a floating market price, based on NYMEX future prices, to the counterparty for the hedged commodity.
•

Collars: These instruments contain a fixed floor price (put) and ceiling price (call). If the market price exceeds the call strike price or falls below the put strike price, we receive the fixed price and pay the market price. If the market price is between the put and the call strike prices, no payments are due from either party.

•

Options: We sell call options in exchange for a premium which has historically been applied to a swap to increase the strike price of the swap, rather than being paid in cash to us by the counterparty. At the time of settlement, if the market price exceeds the fixed price of the call option, we pay the counterparty such excess. If the market price settles below the fixed price of the call option, no payment is due from either party.

•

Roll adjustment locks: These are a type of swap. We lock in a roll adjustment on crude oil prices. If the final settled adjustment in any given month is below the average adjustment that we have locked in then we receive a payment from the counterparty for the difference, while if the average adjustment is above our locked value then we pay the counterparty the difference.

White Star Petroleum, LLC

Notes to Consolidated Financial Statements (continued)

December 31, 2018 and 2017

We have elected not to designate our derivative instruments as cash flow hedging instruments; therefore, the changes in fair value are recognized each period in earnings as a component of revenues. The contracts are placed with major financial institutions or with counterparties that management believes to be of high credit quality.

Our open derivative instruments as of December 31, 2018, are as follows:

	Oil Swaps		Oil Collars			Oil Call Options Sold
Period	Volume (bbls)	Weighted Average Price ($/bbl)	Volume (bbls)	Weighted Average ($/bbl) Floor / Ceiling		Volume (bbls)	Weighted Average Price ($/bbl)
Q1-Q4 2019	1,238,144	$61.43	308,546	$43.01	$58.17	71,074	$70.00

	Gas Swaps		Gas Collars
Period	Volume (mcfs)	Weighted Average Price ($/mcf)	Volume (mcfs)	Weighted Average ($/mcf) Floor / Ceiling
Q1-Q4 2019	2,865,297	$3.43	681,018	$2.75	$3.04

	NGL Swaps
Period	Volume (gallons)	Weighted Average Price ($/gallon)
Q1-Q4 2019	5,040,000	$1.50

	Oil Roll Adjustment Locks
Period	Volume (bbls)	Weighted Average Price ($/bbl)
Q1-Q4 2019	277,695	$0.62

The following tables summarize the fair value and location of each classification of the derivative instrument recorded in the consolidated balance sheets for the periods presented on a gross basis and after same-counterparty netting:

	December 31, 2018
(In thousands)		Amounts Netted in Consolidated Balance Sheet	Net Fair Value Presented in Consolidated Balance Sheet
Balance Sheet Classification	Gross Fair Value
Derivative Contracts
Short-term derivative asset	$24,791	$(2,220)	$22,571
Short-term derivative liability	(2,250)	2,220	(30)
Long-term derivative asset	—	—	—
Long-term derivative liability	—	—	—
Total derivative contracts	$22,541	$—	$22,541

	December 31, 2017
Balance Sheet Classification	Gross Fair Value	Amounts Netted in Consolidated Balance Sheet	Net Fair Value Presented in Consolidated Balance Sheet
Derivative Contracts
Short-term derivative asset	$15,668	$(15,634)	$34
Short-term derivative liability	(27,693)	15,634	(12,059)
Long-term derivative asset	685	(685)	—
Long-term derivative liability	(2,607)	685	(1,922)
Total derivative contracts	$(13,947)	$—	$(13,947)

White Star Petroleum, LLC

Notes to Consolidated Financial Statements (continued)

December 31, 2018 and 2017

The following table summarizes gains and losses relating to oil, natural gas, and NGL derivatives reflected in the consolidated statements of operations for the periods presented:

(In thousands)	Year Ended December 31, 2018	Year Ended December 31, 2017
Non-cash gain	$36,487	$10,053
Settlement loss	(24,913)	(3,298)
Gain on derivative instruments, net	$11,574	$6,755

8. Fair Value Measurements

We use a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 – Unadjusted quoted prices for identical assets or liabilities in active markets.

Level 2 – Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations whose inputs or significant value drivers are observable.

Level 3 – Unobservable inputs that reflect our own assumptions.

The fair values of our commodity derivative instruments are determined based primarily on inputs that are derived from observable data at commonly quoted intervals for the full term of the derivatives and are therefore considered Level 2 in the fair value hierarchy as of December 31, 2018.

The following table summarizes the valuation of financial instruments by pricing levels that were accounted for at fair value on a recurring basis:

(In thousands)	Fair Value Measurements at December 31, 2018 Using:
Description	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total
Derivative assets (liabilities)
Fixed price swaps	$—	$21,798	$—	$21,798
Call options	—	(30)	—	(30)
Collars	—	490	—	490
Roll adjustment locks	—	283	—	283
Total	$—	$22,541	$—	$22,541

(In thousands)	Fair Value Measurements at December 31, 2017 Using:
Description	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total
Derivative assets (liabilities)
Fixed price swaps	$—	$(10,027)	$—	$(10,027)
Call options	—	(141)	—	(141)
Collars	—	(3,342)	—	(3,342)
Roll adjustment locks	—	(437)	—	(437)
Total	$—	$(13,947)	$—	$(13,947)

Term Loan and ORRI

The fair values of our Term Loan and the ORRI conveyed to EnLink were determined using a discounted cash flow approach. For the Term Loan, our calculation was based on the payment terms of the loan as well as an assumed market interest rate used as the discount rate. For the ORRI our calculation was based on the future expected cash flows of the affected wells and an assumed discount rate. The fair values are significantly influenced by the discount rate assumptions, which are derived by us and are unobservable.

White Star Petroleum, LLC

Notes to Consolidated Financial Statements (continued)

December 31, 2018 and 2017

Accordingly, the fair values of the Term Loan and the ORRI are classified as Level 3 in the fair value hierarchy. See Note 6. Debt for additional information.

Property Impairments

Proved oil and natural gas properties are reviewed for impairment on a field-by-field basis annually, or more frequently if events and circumstances indicate a possible decline in the recoverability of the carrying value of such field. Due to the unavailability of relevant comparable market data, a discounted cash flow method is used to determine the fair value of proved oil and natural gas properties. The discounted cash flow method estimates future cash flows based on the use of significant unobservable inputs (Level 3), including future production and related expenses, forward commodity prices, productive life of field and discount rate.

Cash, Accounts Receivable, and Accounts Payable

The carrying amounts for cash, accounts receivable, and accounts payable approximate fair value due to their short-term nature.

9. General and Administrative Expenses

General and administrative expenses include the following:

(In thousands)	Year Ended December 31, 2018	Year Ended December 31, 2017
General and administrative	$16,948	$16,374
Acquisition costs	59	1,450
Incentive unit expense	—	306
Total general and administrative expenses	$17,007	$18,130

10. Incentive Units

In June 2017, White Star Carry Partners, LLC (“White Star Carry Partners”) granted a total of 325,867 Class A Incentive Units (the “Class A Units”) to certain employees and others for the purpose of providing incentives to them. The Class A Units are intended to constitute profits interests and are deemed share-based payment transactions classified as equity instruments. The value of the Class A Units is derived from the White Star Holdings Incentive Units held by White Star Carry Partners.

The grant date fair value of the Class A Units was $0.7 million.  For the year ended December 31, 2017, $0.3 million was recognized as an increase to general and administrative expense. All fair value measurements were estimated using third-party option pricing models. Incentive unit expense is recorded within general and administrative expense and member’s equity in the consolidated statements of operations and consolidated statements of member’s equity.

11. Related Party Transactions

In March 2017, we closed a transaction with the equity holders of Lighthouse Oil & Gas LP which is a related party, see Note 3. Acquisitions for additional information.

12. Commitments and Contingencies

Commitments

We have several contractual commitments, executed in the ordinary course of business, including gathering and processing contracts and operating and capital leases. On May 31, 2017, we entered into a sale-leaseback transaction for our primary field office in Stillwater, Oklahoma for $4.9 million. This transaction resulted in capital lease classification for the field office, and as such, we recognized an asset and related obligation within our consolidated balance sheet for approximately $4.9 million. The minimum lease payments are included in the table below under “Field Office Capital Lease”. In March 2018, we entered into a new vehicle lease agreement that extends certain vehicle leases to 2023. Additionally, in July 2018 we entered into a new vehicle lease agreement that expires in 2023.

White Star Petroleum, LLC

Notes to Consolidated Financial Statements (continued)

December 31, 2018 and 2017

The following table presents our minimum undiscounted future payments under leases as of December 31, 2018:

(In thousands)	Field Office Capital Lease	Corporate Office Lease	Vehicle Leases	Total
2019	$484	$1,338	$831	$2,653
2020	494	1,338	769	2,601
2021	504	669	610	1,783
2022	514	—	318	832
Thereafter	5,370	—	145	5,515
Total	$7,366	$3,345	$2,673	$13,384

Gathering and Processing

On May 9, 2018, we amended our long-term natural gas gathering and processing contract with EnLink which required the delivery of annual minimum amounts of natural gas through 2023 from a portion of our acreage.  We were required to make annual deficiency payments for any shortfalls in delivering the minimum volume commitments (“MVC”) under the contract. The amendment eliminated our minimum volume commitments in exchange for an upfront payment of $19.5 million (plus $0.2 million in transaction related fees), a five-year second lien Term Loan of $58.0 million, and a one percent overriding royalty interest on EnLink gathered volumes from current and future wells on existing leases. This transaction resulted in a $53.5 million loss on settlement of contract in our consolidated statement of operations for the year ended December 31, 2018, of which $3.8 million related to the overriding royalty interest conveyance. As such, we no longer have any future gathering and processing commitments.

Litigation Matters

We are periodically subject to lawsuits, investigations and disputes, including matters relating to commercial transactions, environmental and health and safety matters. A liability is recognized for any contingency that is probable of occurrence and reasonably estimable. We continually assess the likelihood of adverse judgments of outcomes in these matters, as well as potential ranges of possible losses (taking into consideration any insurance recoveries), based on a careful analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. None of these actions are expected to have a material adverse impact. We will continue to monitor the impact that litigation could have on us and will assess the impact of future events on our financial position, results of operations and cash flows. As of December 31, 2018, we did not have any litigation liabilities that require an accrual.

Environmental Matters

We are subject to existing federal, state and local laws and regulations governing environmental quality, the discharge and disposal of substances into the environment, and greenhouse gas emissions. The environmental laws and regulations to which we are subject also require us to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites. We manage our exposure to environmental liabilities by using an evaluation process that seeks to identify pre-existing contamination or compliance concerns and addresses the potential liability. As of December 31, 2018, we do not have any environmental remediation liabilities that require an accrual.

13. Supplemental Cash Flow Information

Additions to properties and equipment as presented within cash flows from investing activities include cash payments for cost of properties, equipment, and facilities. The cost of properties includes the initial capitalization of drilling costs associated with all exploratory wells whether or not they were deemed to have a commercially sufficient quantity of proved reserves.

White Star Petroleum, LLC

Notes to Consolidated Financial Statements (continued)

December 31, 2018 and 2017

The following summarizes cash paid for interest, as well as non-cash investing and financing activities:

(In thousands)	Year Ended December 31, 2018	Year Ended December 31, 2017
Supplemental disclosure of cash flow information
Interest paid, net of capitalized interest	$13,965	$8,176
Supplemental disclosure of non-cash flow information
Increase in accrued capital expenditures	$(910)	$(3,013)
Asset retirement cost additions / liabilities acquired	959	3,548
Divestiture loan to buyer	1,597	—

14. Subsequent Events

We evaluated our December 31, 2018, financial statements for subsequent events through December 6th, 2019, the date the financial statements were available to be issued and such events are noted herein.

In early 2019, we amended our Revolving Credit Facility and Term Loan. See Note 6. Debt for further information regarding those amendments.

In March 2019, we did not make our Senior Notes interest payment due March 15, 2019. See Note 6. Long Term Debt for further discussion.

In May 2019, we filed for Chapter 11 Bankruptcy protection. See Note 2, Chapter 11 Proceedings for further discussion.

In November 2019, our oil and natural gas properties were sold to Contango Oil & Gas Company for $132.5 million before customary purchase price adjustments.

15. Supplemental Information on Oil and Gas Producing Activities (Unaudited)

The following disclosures provide supplemental unaudited information regarding our oil and natural gas activities, which were entirely within the United States.

Costs Incurred in Oil and Natural Gas Property Acquisition, Exploration and Development

Costs incurred in oil and natural gas property acquisition, exploration and development activities are summarized as follows:

(In thousands)	Year Ended December 31, 2018	Year Ended December 31, 2017
Property acquisition cost
Proved properties	$—	$91,060
Unproved properties	10,716	73,329
Exploration costs	78,096	55,893
Development costs	43,843	30,568
Costs Incurred	$132,655	$250,850

Development costs in the table above include additions and revisions to our asset retirement obligations. Additionally, exploration costs include geological and geophysical costs as well as dry hole costs.

White Star Petroleum, LLC

Notes to Consolidated Financial Statements (continued)

December 31, 2018 and 2017

Capitalized Costs Related to Oil and Natural Gas Producing Activities

Aggregate capitalized costs related to our oil and natural gas producing activities are summarized as follows:

(In thousands)	December 31, 2018	December 31, 2017
Proved	$1,233,334	$1,119,448
Unproved	130,014	137,294
Total oil and natural gas properties	1,363,348	1,256,742
Less accumulated DD&A - proved	(990,499)	(536,983)
Less accumulated DD&A - unproved	(117,751)	(58,362)
Total accumulated DD&A	(1,108,250)	(595,345)
Net capitalized costs	$255,098	$661,397

Oil, Natural Gas and NGL Reserves

The following tables set forth proved reserves during the periods indicated. Net quantities of proved reserves exclude royalties and interests owned by others. Proved oil, natural gas, and NGL reserve estimates as of December 31, 2018 and 2017 were prepared by Ryder Scott Company, L.P., independent petroleum engineers. Proved reserves were estimated in accordance with guidelines established by the U.S. Securities and Exchange Commission ("SEC"), which require that reserve estimates be prepared under existing economic and operating conditions based on the 12-month unweighted average of the first-day-of-the-month prices. Proved reserve estimates included herein conform to the definitions prescribed by the SEC. Proved reserves are estimated volumes of oil and gas that geological and engineering data demonstrate with reasonable certainty are recoverable in future years from known reservoirs under existing economic and operating conditions. There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future production rates and timing of future development costs.

	Oil	Natural Gas	NGL	Total
	(MBbl)	(MMcf)	(MBbl)	(MBoe)(3)
Proved reserves, December 31, 2016	26,046	191,142	18,495	76,398
Purchase of reserves	3,690	26,963	3,292	11,476
Sale of reserves	(122)	(1,215)	(224)	(549)
Extensions, discoveries and other additions (1)	3,547	16,083	2,069	8,297
Revisions from previous estimates (2)	(2,424)	(39,749)	4,014	(5,035)
Production	(2,112)	(13,650)	(1,381)	(5,768)
Proved reserves, December 31, 2017	28,625	179,574	26,265	84,819
Purchase of reserves	—	—	—	—
Sale of reserves	(721)	(4,873)	(860)	(2,393)
Extensions, discoveries and other additions (1)	2,080	11,238	1,599	5,552
Revisions from previous estimates (2)	(13,697)	(68,774)	(9,235)	(34,394)
Production	(2,336)	(15,624)	(1,911)	(6,851)
Proved reserves, December 31, 2018	13,951	101,541	15,858	46,733

(1)These are additions to proved reserves resulting from extension of the proved acreage of previously discovered reservoirs through additional drilling in periods subsequent to discovery and discovery of any new fields with proved reserves or of new reservoirs of proved reserves in old fields.

(2)Revisions represent changes in previous reserve estimates, either upward or downward, resulting from new information normally obtained from development drilling and production history or resulting from a change in economic factors, such as commodity prices, operating costs or development costs. Proved undeveloped reserves (38.7 MMBoe) have been removed for the year ended December 31, 2018 as these reserves no longer met the SEC five-year development rule.

(3)MMcf are converted to MBoe at the rate of one barrel equals six mcf based upon the approximate relative energy content of oil to natural gas, which is not necessarily indicative of the relationship of oil and natural gas prices.

At December 31, 2018,  we had 46.7 MMBoe of proved reserves. The decrease in proved reserves was primarily due to the removal of all proved undeveloped reserves as these reserves no longer meet the SEC five-year development rule.

At December 31, 2017, we had 84.8 MMBoe of proved reserves. Purchases of reserves and extensions contributed to the majority of the increase in proved reserves, partially offset by revisions from previous estimates.

White Star Petroleum, LLC

Notes to Consolidated Financial Statements (continued)

December 31, 2018 and 2017

In accordance with SEC Regulation S-X, Rule 4-10, as amended, we use the 12-month average price calculated as the unweighted arithmetic average of the spot price on the first day of each month within the 12-month period prior to the end of the reporting period. The oil and natural gas prices used in computing our reserves as of December 31, 2018 and 2017 were $65.56 and $51.34 per barrel of oil, respectively, and $3.10 and $2.98 per mcf of natural gas, respectively, before price differentials. Including the effect of price differential adjustments, the average realized prices used in computing our reserves as of December 31, 2018 and 2017were $65.42 and $50.26 per barrel of oil, respectively, $2.47 and $2.44 per mcf of natural gas and $24.49 and $22.65 per barrel of NGL.

All estimates of proved reserves are determined according to the rules prescribed by the SEC in existence at the time estimates were made. These rules require that the standard of "reasonable certainty" be applied to proved reserve estimates, which is defined as having a high degree of confidence that the quantities will be recovered. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as more technical and economic data becomes available, a positive or upward revision or no revision is much more likely than a negative or downward revision. Estimates are subject to revision based upon a number of factors, including many factors beyond our control such as reservoir performance, prices, economic conditions and government regulation. In addition, drilling, testing and producing subsequent to the date of an estimate may justify revisions of estimates.

Reserve estimates are often different from the quantities of natural gas, oil and NGL that are ultimately recovered. Estimating quantities of proved oil, natural gas, and NGL reserves is a complex process that involves significant interpretations and assumptions and cannot be measured in an exact manner. It requires interpretations and judgment of available technical data, including the evaluation of available geological, geophysical, and engineering data. The accuracy of any reserve estimate is highly dependent on the quality of available data, the accuracy of the assumptions on which they are based upon economic factors, such as natural gas, oil and NGL prices, production costs, severance and excise taxes, capital expenditures, workover and remedial costs, and the assumed effects of governmental regulation. In addition, due to the lack of substantial, if any, production data, there are greater uncertainties in estimating proved undeveloped reserves, proved developed non-producing reserves and proved developed reserves that are early in their production life. As a result, White Star's reserve estimates are inherently imprecise. Additionally, due to liquidity constraints as discussed above in Note 2. Chapter 11 Proceedings, we have removed all proved undeveloped reserves for the year-ended December 31, 2018 as these reserves no longer meet the SEC five-year development rule.

The meaningfulness of reserve estimates is highly dependent on the accuracy of the assumptions on which they were based. In general, the volume of production from oil and natural gas properties we own declines as reserves are depleted. Except to the extent we conduct successful exploration and development activities or acquires additional properties containing proved reserves, or both, our proved reserves will decline as reserves are produced. Subsequent to December 31, 2018, there have been no major discoveries, favorable or otherwise, that may be considered to have caused a significant change in our estimated proved reserves at December 31, 2018.

Results of Operations for Oil and Natural Gas Producing Activities

The following table sets forth our results of operations for oil and natural gas producing activities for the following periods:

(In thousands)	Year Ended December 31, 2018	Year Ended December 31, 2017
Oil, natural gas and NGL sales	$238,275	$177,045
Production expenses	(60,411)	(49,626)
Gathering, processing and transportation	(34,744)	(39,608)
Production taxes	(11,467)	(4,831)
Exploration costs	(9,021)	(8,955)
Acquisition costs (1)	(59)	(1,443)
Depreciation, depletion and amortization	(70,552)	(49,788)
Property impairments	(460,445)	(23,677)
Results of operations	$(408,424)	$(883)

(1)	Includes primarily accounting, consulting, and legal fees related to acquisitions.

White Star Petroleum, LLC

Notes to Consolidated Financial Statements (continued)

December 31, 2018 and 2017

Standardized Measure of Discounted Future Net Cash Flows

The following summary sets forth our standardized measure of future cash flows from our proved oil, natural gas and NGL reserves.

(In thousands)	December 31, 2018	December 31, 2017
Future cash inflows	$1,552,051	$2,471,728
Future production costs	(776,070)	(1,116,141)
Future development costs	1,762	(285,345)
Future net cash flows	777,743	1,070,242
Discount to present value at 10% annual rate	(330,471)	(559,186)
Standardized measure of discounted future net cash flows	$447,272	$511,056

Changes in Standardized Measure of Discounted Future Net Cash Flows

The principal sources of change in the standardized measure of discounted future net cash flows are as follows for the periods indicated:

(In thousands)	Year Ended December 31, 2018	Year Ended December 31, 2017
Standardized measure, beginning of period	$511,056	$333,437
Oil, natural gas and NGL sales, net of production costs	(136,453)	(98,677)
Net changes in prices and production costs	35,183	168,178
Extensions and discoveries, net of production and development costs	53,015	45,515
Changes in estimated future development costs	(7,331)	(1,971)
Development costs incurred during the period that reduced future costs	19,421	3,822
Revisions of previous quantity estimates (1)	(272,711)	(84,322)
Purchase of reserves	—	101,629
Sale of reserves	(22,849)	(549)
Accretion of discount	51,106	33,344
Changes in timing and other (1)	216,835	10,650
Standardized measure, end of period	$447,272	$511,056

(1)All proved undeveloped reserves with discounted future net cash flows value of $156.2 million have been removed from the Standardized Measure calculation for the year ended December 31, 2018 as these reserves no longer met the SEC five-year development rule; thus, revisions and timing have higher than normal changes.